SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*


                              CHILES OFFSHORE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    16888M104
                                    ---------
                                 (CUSIP Number)



                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      [ ] Rule 13d-1(b)

                      [ ] Rule 13d-1(c)

                      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



73293.0004

----------------------------------------------------                               -------------------------------
CUSIP NO.   16888M104                                            13G                       PAGE 2 OF 8 PAGES
----------------------------------------------------                               -------------------------------
---------- -------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           SEACOR Offshore Rigs Inc.
           72-1411592
---------- -------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                         (a) [ ]
                                                                                    (b) [X]
---------- -------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-------------------------- ------------- -------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                             4,831,401
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- -------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                             0
-------------------------- ------------- -------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                             4,831,401
-------------------------- ------------- -------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                             0
---------- -------------------------------------------------------------------------------------------------------
 9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,831,401
---------- -------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

---------- -------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               27.5%
---------- -------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

               CO
---------- -------------------------------------------------------------------------------------------------------



                                     Page 2

----------------------------------------------------                               -------------------------------
CUSIP NO.   16888M104                                            13G                       PAGE 3 OF 8 PAGES
----------------------------------------------------                               -------------------------------

---------- -------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           SEACOR SMIT Inc.
           13-3542736
---------- -------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                         (a) [ ]
                                                                                    (b) [X]
---------- -------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION
               New York
-------------------------- ------------- -------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                             0
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- -------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                             4,831,401
-------------------------- ------------- -------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                             0
-------------------------- ------------- -------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                             4,831,401
---------- -------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,831,401
---------- -------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

---------- -------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               27.5%
---------- -------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

               CO
---------- -------------------------------------------------------------------------------------------------------


ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) and (b) This statement relates to the Common Stock, $.01 par value per share (the "Common Stock"), of Chiles Offshore Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 11200 Richmond Avenue, Suite 490, Houston, Texas 77082.

ITEM 2.  PERSON FILING:

           (a)-(c) This statement is being filed by: SEACOR Offshore Rigs Inc., a Delaware corporation ("SEACOR Offshore") and SEACOR SMIT Inc., a Delaware corporation ("SEACOR").

           The agreement among each of SEACOR Offshore and SEACOR that this statement be filed on behalf of each of them is attached hereto as Exhibit A. SEACOR Offshore is a wholly-owned subsidiary of SEACOR. SEACOR Offshore and SEACOR's principal business office are located at 11200 Richmond Avenue, Suite 400, Houston, Texas 77082.

           (d)-(e) This statement relates to the Common Stock of the Issuer, $.01 par value per share. The CUSIP No. for such shares is 16888M104.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]    Broker or dealer registered under Section 15 of the
                        Exchange Act

            (b)  [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act

            (c)  [ ]    Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act

            (d)  [ ]    Investment company registered under Section 8 of the
                        Investment Company Act of 1940

            (e)  [ ]    An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E)

            (f)  [ ]    An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F)

            (g)  [ ]    A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G)

            (h)  [ ]    A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act

            (i)  [ ]    A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act

            (j)  [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


ITEM 4.  OWNERSHIP.

           (a)-(c) The response of SEACOR Offshore and SEACOR to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           (a)   N/A

           (b)   N/A

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2001

                                SEACOR OFFSHORE RIGS INC.

                                By: /s/ Randall Blank
                                    ------------------------------------------
                                    Name: Randall Blank
                                    Title: President



                                SEACOR SMIT INC.

                                By: /s/ Randall Blank
                                    ------------------------------------------
                                    Name: Randall Blank
                                    Title: Executive Vice President,
                                            Chief Financial Officer
                                            and Secretary

                                  EXHIBIT INDEX


           EXHIBIT                              DESCRIPTION
           -------                              -----------

              A Joint Filing Agreement, dated February 13, 2001, among SEACOR Offshore and SEACOR, to file joint statement on Schedule 13G.












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